Investor Fact Sheet NYSE: NJR

NJR CONTACTS:
DENNIS R. PUMA, DIRECTOR, INVESTOR RELATIONS	(732) 938-1229
GLENN C. LOCKWOOD, EXEC. VICE PRESIDENT & CHIEF FINANCIAL OFFICER	(732) 938-1491

March 20, 2012

NEW JERSEY NATURAL GAS FILES INNOVATIVE SAFE PROGRAM
Overview
On March 20, 2012, New Jersey Natural Gas (NJNG), the principal subsidiary of New Jersey Resources Corporation (NJR), became the first natural gas utility in the state to file a petition with the New Jersey Board of Public Utilities (BPU) seeking to implement a five-year replacement plan referred to as the Safety Acceleration and Facility Enhancement (SAFE) program.

NJNG is proposing to spend $204 million over a five-year period to replace approximately 60 percent of its 570 miles of system infrastructure consisting of unprotected steel and cast iron distribution mains along with all associated services and meters. Prior to 1970, unprotected steel mains and services were the industry standard. Over time, these facilities become more susceptible to corrosion and leaks, and currently account for over 95 percent of all leaks found on NJNG's system, excluding third-party damage. NJNG has been routinely addressing the replacement of these facilities through its annual capital construction plan but is seeking approval to expedite that work.

The accelerated replacement of this aged main is consistent with the state's Energy Master Plan and its emphasis on natural gas infrastructure investment as a pathway to lower energy costs and enhance energy security.

A study on the economic impact of energy infrastructure investments conducted through the Rutgers University Bloustein School of Planning and Public Policy found that infrastructure investment programs such as the one being proposed by NJNG could create, among other things, direct and indirect jobs. Indirect jobs would be those related to the activity of suppliers necessary for the infrastructure work while induced jobs relate to changes in consumer spending based on changes in labor income within a region. Essentially, the study concluded that for every $1 million dollars spent on infrastructure construction projects approximately 10 jobs are created.

Based on the SAFE proposed $204 million level of spending and utilizing the results of the Rutgers study, the following statewide economic benefits are projected:

•	2,078 direct, indirect and indirect jobs;

•	$117 million income;

•	$156 million gross state product;

•	$12.4 million in business and household local state tax revenue.

Capital Investment Costs
Capital investment costs will consist of all prudently incurred capital expenditures associated with the projects; actual costs of engineering, design and construction, including actual labor, materials and overheads. Capital investment by year is listed below.

Fiscal Year	Estimated Capital Expenditures (millions)
2013	$37.6
2014	$39.1
2015	$40.7
2016	$42.3
2017	$44.0
Total	$203.7

If approved, recovery of the program costs will be at NJNG's weighted average cost of capital (WACC) of 7.76 percent. The WACC was approved by the BPU in October 2008 and is as follows:

	Amount $000	Ratios	Cost Rate	Weighted Cost Rate
Long-term Debt	$411,344	41.6%	5.44%	2.27%
Short-term Debt	66,000	6.7%	2.90%	0.19%
Customer Deposits	4,447	0.50%	4.79%	0.02%
Common Equity	506,332	51.2%	10.30%	5.28%
Total	$988,123	100%		7.76%

Accounting Treatment and Regulatory Timeline
As has been the practice in the previously approved AIP projects, during SAFE construction years, and consistent with regulatory accounting practices, NJNG has requested the authorization to accrue an Allowance for Funds Used During Construction (AFUDC) on SAFE capital expenditures. Therefore, NJNG would accrue the rate impact of financing as SAFE expenditures occur, although recovery of investment costs and accrued AFUDC for regulatory purposes would be permitted only after the approved regulatory timeline below.

The proposed timeline for SAFE cost recovery would include SAFE Projects commencing construction upon the effective date of a BPU Board Order approving the program. NJNG would then file its SAFE construction plans within 45 days of the Board Order.

It is anticipated that in June 2013, NJNG would make the first annual cost recovery filing, with proposed base rates effective October 2013. This annual filing process would be consistent throughout the five-year SAFE program.

Rate Impact
The Company estimates that the annual average rate impact associated with the SAFE program will be an increase of approximately $8.44, or 0.7 percent, for the typical residential heating customer using 1,000 therms a year, over the life of the program.

For Further Information Contact:
Dennis R. Puma, Director, Investor Relations, 732-938-1229
dpuma@njresources.com

Glenn C. Lockwood, Executive Vice President and Chief Financial Officer, 732-938-1491
gclockwood@njresources.com